Exhibit 3.1

Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “ADS WASTE HOLDINGS, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE TWENTIETH DAY OF JULY, A.D. 2012, AT 5:25 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “ADS WASTE HOLDINGS, INC.”.

5187257 8100H

121186954

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9956678

DATE: 11-01-12

CERTIFICATE OF INCORPORATION

OF

ADS WASTE HOLDINGS, INC.

a Delaware corporation

FIRST. The name of the corporation is ADS Waste Holdings, Inc. (hereinafter the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

FIFTH. The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

SIXTH. The name and mailing address of the sole incorporator is:

Name	Mailing Address
Cameron Brown	c/o Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193

SEVENTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH. The Corporation shall, to the extent required, and may, to the extent permitted by the General Corporation Law, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 20th day of July, 2012.

/s/ Cameron Brown

Cameron Brown

Sole Incorporator